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                                                                    EXHIBIT 99.1

Blue River Bancshares, Inc. Announces 2nd Quarter Earnings (Unaudited) and Commencement of a Quarterly Dividend.

July 28, 2006

Blue River Bancshares, Inc. (BRBI) today reported consolidated net income of $112,000 for the quarter ended June 30, 2006. This net income compares to consolidated net income for the same period of 2005 of $63,000. The 2005 results included no federal income tax expense and the 2006 results included a federal and state tax expense of $67,000. Fully diluted earnings per share were $.03 for the quarter ended June 30, 2006 and $.02 for the same period in 2005. Weighted average outstanding shares (fully diluted) were 3,516,126, for the quarter ended June 30, 2006, compared to 3,468,985 shares for the same quarter of 2005.

In July, a quarterly dividend of $.015 per share was declared by the Board of Directors, payable September 1, 2006, to shareholders of record August 15, 2006. For purposes of broker trading, the ex-distribution date of the cash dividend will be determined by NASDAQ.

Net interest income before loan loss provision for the three months ended June 30, 2006 was $2,010,000 as compared to $1,705,000 for the same period of 2005.

Non-interest income was $210,000 for the quarter ended June 30, 2006 compared to $247,000 for the same period of 2005. During the quarter ended June 30, 2006 non-interest income included a net loss of $83,000, primarily the result of the liquidation and total write off of our investment in "The Bank's Insurance Agency", a three year old joint venture which sold various insurance products and was formed by several Indiana community banks.

The loan loss provision was $215,000 for the three months ended June 30, 2006 versus $53,000 for the quarter ended June 30, 2005. This increase relates to the increase in total loan balances, net-charge offs, and an increase in specific allocations for potential problem loans when comparing the two periods.

Non-interest expense decreased to $1,826,000 for the quarter ended June 30, 2006 as compared to $1,836,000 for the quarter ended June 30, 2005.

Russell Breeden, III, Chairman, CEO and President of Blue River commented, "Even though this year's second quarter pretax income was almost three times last years and our net interest income increased almost 18% over the comparable 2005 quarter, this quarter was a bit disappointing to us. Our loan charge offs at Paramount were above normal and the liquidation of the insurance agency, even though it's a nonrecurring event, detracted from an otherwise strong quarter."

Mr. Breeden also said "We continue to focus on our goal of achieving a 10-12% pretax return on shareholder's equity during 2006 or 2007, by concentrating on the growth of quality loans, while we lower our net non interest expense. Further we are pleased to announce the payment of a quarterly cash dividend. It is somewhat modest, but reflects our optimism about your company's future."


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Blue River Bancshares, Inc. is the holding company for Shelby County Bank,
Shelbyville, Indiana and Paramount Bank, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such as "will," "would," "should," "could," or "may". These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

Blue River undertakes no obligation to revise these statements following the date of this press release.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)

                             QUARTERS ENDED JUNE 30

                                               2006                2005

GROSS LOANS                                $173,605,000        $155,151,000
TOTAL ASSETS                               $214,296,000        $210,915,000
DEPOSITS                                   $175,439,000        $169,816,000
SHAREHOLDERS' EQUITY                       $ 17,464,000        $ 16,568,000
BOOK VALUE PER SHARE                       $       4.98        $       4.72


NET INTEREST INCOME                        $  2,010,000        $  1,705,000
PROVISION FOR LOAN LOSS                    $    215,000        $     53,000
NON-INTEREST INCOME                        $    210,000        $    247,000
NON-INTEREST EXPENSE                       $  1,826,000        $  1,836,000
INCOME TAX EXPENSE                         $     67,000        $        -0-
NET INCOME                                 $    112,000        $     63,000
BASIC & DILUTIVE EARNINGS PER SHARE        $        .03        $        .02